Filed pursuant to Rule 433

September 29, 2016

Relating to Preliminary Prospectus

Supplement dated September 29, 2016 to

Registration Statement No.  333-192814

REPUBLIC OF SOUTH AFRICA

U.S.$2,000,000,000 4.3% Notes due 2028 (the “2028 Notes”)
U.S.$1,000,000,000 5.0% Notes due 2046(the “2046 Notes”)

Final Term Sheet

Issuer:	Republic of South Africa
Securities	2028 Notes: U.S.$2,000,000,000.00 4.3% Notes due 2028 2046 Notes: U.S.$1,000,000,000.00 5.0% Notes due 2046
Principal Amount:	2028 Notes: U.S.$2,000,000,000.00 2046 Notes: U.S.$1,000,000,000.00
Maturity Date:	2028 Notes: October 12, 2028 2046 Notes: October 12, 2046
Coupon:	2028 Notes: 4.3% per annum (payable semi-annually in arrears) 2046 Notes: 5.0% per annum (payable semi-annually in arrears)
Ranking:	Unsecured
Settlement Date:	October 12, 2016 (T+8)
Format:	SEC-Registered Global (No. 333-192814)
Interest Payment Dates:	April 12 and October 12, beginning April 12, 2017
Re-offer Price:	2028 Notes: 100.00% 2046 Notes: 100.00%
Re-offer Yield:	2028 Notes: 4.3% 2046 Notes: 5.0%
Benchmark Treasury:	2028 Notes: UST 1.5% due August, 2026 2046 Notes: UST 2.5% due May, 2046
Benchmark Treasury Price:	2028 Notes: 99.14 2046 Notes: 104.22
Benchmark Treasury Yield:	2028 Notes: 1.562% 2046 Notes: 2.282%
Re-offer Spread over Benchmark Treasury:	2028 Notes: +273.8 bps 2046 Notes: +271.8 bps
Optional Redemption:	None
Day Count:	30/360
Listing:	Luxembourg Stock Exchange
Minimum Denominations:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

CUSIP:	2028 Notes: 836205 AU8 2046 Notes: 836205 AV6
ISIN:	2028 Notes: US836205AU87 2046 Notes: US836205AV60
Governing Law:	New York
Joint Lead Managers:	Barclays Bank PLC HSBC Bank plc J.P. Morgan Securities plc Nedbank Ltd
B&D:	HSBC Bank plc
Issuer Ratings*	Baa2 (Moody’s)/ BBB- (S&P)/ BBB-(Fitch)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC, including the Preliminary Prospectus Supplement to which this communication relates, for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC at +1 (800) 438-3242, HSBC Bank plc at +1 (866) 811-8049, J.P. Morgan Securities plc at +44 (0) 207 134 2468 or Nedbank Ltd at +27 (0) 11 294 4481.

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